Exhibit 10.1

THE CRYPTO COMPANY

CONVERSION AGREEMENT

This Conversion Agreement (this “Agreement”) is entered into as of November 25, 2025 (the “Effective Date”), by and between The Crypto Company, a Nevada corporation (the “Company”), and [_________] (the “Investor”). The Company and the Investor may be referred to individually as a “Party” and collectively as the “Parties.” Any capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to such terms in the Original Note.

RECITALS

WHEREAS, the Company and the Investor are parties to that certain Promissory Note dated [________], 2025 (the “Original Note”), pursuant to which the Investor advanced funds or Tokens to the Company;

WHEREAS, Section 1(b) of the Original Note grants the Investor the right to request early repayment, whereby (i) if the Investor contributed USD, the Note would be repaid in BTC in an amount equal to ninety percent (90%) of the BTC market value of the principal on the date the Company purchases BTC; or (ii) if the Investor contributed Tokens, the Note would be repaid in such Tokens in an amount equal to ninety percent (90%) of the quantity contributed;

WHEREAS, the Investor has elected to exercise its early repayment right under the Original Note;

WHEREAS, Notwithstanding the repayment provisions of Section 1(b) of the Original Note, the Parties agree that, in lieu of repayment thereunder, the Company shall satisfy the Original Note by issuing to the Investor [___________] shares of the Company’s Common Stock, which amount represents one hundred thirty-five percent (135%) of the present value of the principal amount of the Original Note (the “Agreed Conversion Amount”). The present value of the Original Note shall be calculated using the seven-day average market price of the Tokens for the period from November 19, 2025 through November 25, 2025. The per-share value of the Common Stock to be issued hereunder shall equal the five-trading-day volume-weighted average price (VWAP) of the Company’s Common Stock for the period from November 19, 2025 through November 25, 2025.

WHEREAS, as additional consideration for the Investor’s agreement to accept the Agreed Conversion Amount in lieu of repayment pursuant to the terms of Section 1(b) of the Original Note, the Company has agreed to issue to the Investor a new promissory note in the original principal amount of the Original Note (the “New Note”), attached hereto as Exhibit A; and

WHEREAS, the New Note will be secured by a subordinated security interest in all assets of the Company pursuant to that certain Security Agreement attached hereto as Exhibit B (the “Security Agreement”).

NOW, THEREFORE, BE IT RESOLVED, that in consideration of the foregoing premises and the mutual covenants and agreements herein contained, the Parties hereby agree as follows:

1. Conversion and Satisfaction of Original Note.

1.1 Conversion. Effective as of the Effective Date, the Investor hereby agrees to convert, and the Company agrees to satisfy and discharge, the Original Note in full in exchange for (a) payment or delivery to the Investor of [_____________] shares of the Company’s Common Stock, which amount represents one hundred thirty-five percent (135%) of the present value of the principal amount of the Original Note (the “Agreed Conversion Amount”). The present value of the Original Note shall be calculated using the seven-day average market price of the Tokens for the period from November 19, 2025 through November 25, 2025. The per-share value of the Common Stock to be issued hereunder shall equal the five-trading-day volume-weighted average price (VWAP) of the Company’s Common Stock for the period from November 19, 2025 through November 25, 2025; and (b) issuance to the Investor of a new promissory note in the original principal amount of the Original Note (the “New Note”), attached hereto as Exhibit A, which shall be secured by a subordinated security interest in all assets of the Company pursuant to that certain Security Agreement attached hereto as Exhibit B (the “Security Agreement”).

1.2 Acknowledgment of Modified Repayment Terms. The Investor acknowledges and agrees that the conversion of the Original Note pursuant to this Agreement is being made in lieu of, and not in accordance with, the repayment mechanics and valuation methodology described in Section 1(b) of the Original Note, and that such Original Note will be deemed satisfied in full upon the Company’s performance of its obligations hereunder.

1.3 Full Satisfaction. Upon the Company’s delivery of the Agreed Conversion Amount and issuance of the New Note and Security Agreement, the Original Note shall be deemed fully paid, satisfied, canceled, and of no further force or effect.

2. Issuance of New Note.

2.1 Delivery. On the Effective Date, the Company shall issue and deliver to the Investor the New Note in the principal amount of $[_________], the same principal amount as the Original Note.

2.2 Secured Obligation. The New Note shall be secured pursuant to the Security Agreement, which shall grant the Investor a security interest in all assets of the Company, subordinated to the security interests held by Three Mile Creek and AJB Capital Investments LLC.

2.3 Acknowledgment of Related Transaction. The Investor acknowledges that the Company has entered into a Debt Conversion Agreement with AJB Capital Investments LLC (the “Debt Conversion Agreement”), and that the Company intends to use the funds, value, and/or consideration received by the Company pursuant to this Agreement as consideration required to consummate the closing of the Debt Conversion Agreement. The Investor agrees and acknowledges that its conversion of the Original Note in accordance with the terms herein is an essential condition to the closing of the Debt Conversion Agreement.

3. Representations and Warranties.

3.1 Company Representations. The Company represents and warrants that:

(a)	it has full power and authority to enter into this Agreement and perform its obligations;

(b)	this Agreement, the New Note, and the Security Agreement have been duly authorized; and

(c)	upon execution, such documents constitute valid and binding obligations of the Company.

3.2 Investor Representations. The Investor represents and warrants that it has full power and authority to enter into this Agreement and that entering into this Agreement constitutes a valid and binding obligation.

4. Miscellaneous.

4.1 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada.

4.2 Entire Agreement. This Agreement, together with the New Note and the Security Agreement, constitutes the entire agreement between the Parties relating to the subject matter hereof and supersedes all prior agreements or understandings.

4.3 Amendments. Any amendment or modification of this Agreement must be in writing and signed by both Parties.

4.4 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Conversion Agreement as of the Effective Date.

THE COMPANY

The Crypto Company

By:	/s/ Ron Levy
Name:	Ron Levy
Title:	Chief Executive Officer

THE INVESTOR

[_________________]

By:
Name:
Title: